Exhibit 99.1

Media contact:

Tom T. O’Keefe

206-972-1913

tully@tullys.com

TULLY’S FORMS ASIA JOINT VENTURE WITH

FOUNDER OF TULLY’S COFFEE JAPAN

Tully’s Also Settles Lawsuit with Former Licensee for Asia

Seattle, Wash. – January 11, 2008 – Tully’s Coffee Corporation (Tully’s) announced that it has established a new joint venture for development of the Tully’s business in Asia and that it has settled the lawsuit with its former licensee for Asia.

On January 7, 2008, Tully’s Coffee Asia Pacific, Inc. (TCAP), a wholly-owned subsidiary of Tully’s, and Asia Food Culture Management Pte, Ltd (AFCM) entered into a limited partnership agreement that established a new joint venture called Tully’s Coffee Asia Pacific Partners, LP (Tully’s Coffee Asia). The new joint venture will seek to develop the Tully’s brand in Asia (excluding Japan), Australia and New Zealand through franchising and licensing activities, retail store operations, coffee roasting, wholesale distribution and other business activities. AFCM is a newly established enterprise managed by Mr. Kouta Matsuda, the founder and former chief executive officer of Tully’s Coffee Japan.

“We believe that the rapidly growing Asia markets offer great opportunities for Tully’s,” said Tom T. O’Keefe, chairman and founder of Tully’s, “we are especially excited about partnering once again with Kouta Matsuda, whose credentials include the founding and successful rapid expansion of Tully’s Coffee Japan, as well as the development of other premium food concepts in Asia.”

Tully’s also reported that it has entered into a settlement agreement with UCC Ueshima Coffee Co., Ltd. (UCC) to resolve the litigation between Tully’s and UCC related to the 2001 license agreement between the parties.

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About Tully’s Coffee Corporation

Tully’s Coffee Corporation is a fully handcrafted coffee roaster and a leading specialty coffee retailer and wholesaler. Through company-operated and franchised specialty retail stores in Washington, Oregon, California, Idaho, Arizona, Montana and Utah and its global alliance partner in Japan, Tully’s premium coffees are available at more than 400 branded retail locations. Tully’s wholesale division also distributes handcrafted coffees and related products via office coffee services, food service distributors, and thousands of leading supermarkets in the United States. Tully’s corporate headquarters and roasting plant are located at 3100 Airport Way S. in Seattle, Wash. For more information: (800) 96-Tully or www.tullys.com.

Forward Looking Statements

This release may contain, in addition to historical information, forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and involve risks and uncertainties.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the opportunities in the Asia market may not materialize; regulations and laws may hinder expansion in Asia; and Tully’s expansion in Japan may not be replicated to the rest of Asia.

For a detailed discussion of these and other cautionary statements, please refer to Tully’s filings with the Securities and Exchange Commission (SEC) including Tully’s Annual Report on Form 10-K for the fiscal year ended April 1, 2007 and Tully’s Quarterly Report on Form 10-Q for the second fiscal quarter ended September 30, 2007.

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